Exhibit 5.1







                                 August 3, 2001


Board of Directors
Extended Stay America, Inc.
450 E. Las Olas Boulevard
Ft. Lauderdale, Florida 33301

                          Extended Stay America, Inc.

Ladies and Gentlemen:

                  We have acted as counsel for Extended Stay America, Inc., a Delaware corporation, (the "Company") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration of the Company's 9 7/8% senior subordinated notes due 2011 (the "Exchange Notes"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") up to $300,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 9 7/8% senior subordinated notes due 2011 (the "Original Notes"). The Original Notes were, and the Exchange Notes will be, issued pursuant to the indenture, dated as of June 27, 2001, (the "Indenture") between the Company and Manufacturers and Traders Trust Company, as trustee (the "Trustee").

                  In our capacity as counsel to the Company we have examined (i) the Registration Statement, (ii) the Indenture, (iii) a specimen copy of the note representing the Exchange Notes and (iv) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  Our opinion set forth below is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States and we do not express any opinion herein concerning any other laws.

                  Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Exchange Notes have been duly authorized and


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executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms.

                  The opinion set forth above is subject, as to enforcement, to
(i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

                  We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included as part of the Registration Statement.


                                                      Very truly yours,



ARS/JA/YT/RS